EXHIBIT 10.1 SIMPSON MANUFACTURING CO., INC. EXECUTIVE SEVERANCE PLAN 1. Scope. This Simpson Manufacturing Co., Inc. Executive Severance Plan (the “Plan”) applies to (A) the officers and other employees of Simpson Manufacturing Co., Inc. (the “Company”) and its subsidiaries who, from time to time, hold the titles and/or positions set forth on Exhibit A to this Plan, as such exhibit may be updated by the Compensation and Leadership Development Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) from time to time, and (B) such other officers and other employees of the Company and its subsidiaries who are designated from time to time by the Compensation Committee for participation in this Plan (“Participants”), but in each case only once such officer or other employee has executed an acknowledgement regarding such participation substantially in the form attached hereto as Exhibit B. Each Participant will be designated by the Compensation Committee (either by name or by title/position) as a Tier 1 Participant, Tier 2 Participant, or Tier 3 Participant (or otherwise) upon becoming a Participant (as applicable, the “Participation Tier”). Notwithstanding the definition of “Participant” as set forth in this Section 1 of this Plan, the Compensation Committee may, at its discretion and from time to time, determine that a Participant will no longer remain a qualifying participant under the Plan; provided, that no such determination may adversely affect any Participant without the Participant’s prior written consent unless the Company provides at least 12 months’ written notice of such determination to such adversely affected Participant. The Company and its subsidiaries are referred to, collectively, as “Simpson Manufacturing”. 2. Purpose. The purpose of this Plan is to set forth the compensation and benefits, if any, that are due to a Participant upon the Participant’s termination of employment with Simpson Manufacturing under the circumstances as more fully described below in this Plan. 3. Defined Terms. Any capitalized term that is used in this Plan shall have substantially the meaning set forth in Section 22 of this Plan, unless otherwise defined for purposes of this Plan. 4. Participation. Each Participant is an at-will employee whose employment may be terminated by the Participant or Simpson Manufacturing at any time for any reason. Upon a termination of employment of a Participant, this Plan shall govern the rights and responsibilities of the Company and the Participant regarding the matters described herein. In consideration of the Participant’s participation in this Plan, the Participant will devote the Participant’s full business time and efforts to the performance of the Participant’s duties and responsibilities for Simpson Manufacturing; provided, that this Plan does not preclude the Participant from engaging in charitable and community affairs or managing any passive investment (i.e., an investment with respect to which the Participant is in no way involved with the management or operation of the entity in which the Participant has invested) to the extent that such activities do not conflict with the Participant’s duties to Simpson Manufacturing. 5. Qualifying Termination of Employment NOT During the Change in Control Protection Period for Tier 1 and Tier 2 Participants; Termination of Employment at Any Time for Tier 3 Participants. Except as provided in Section 6 of this Plan and subject to Section 9 of this Plan, the Company shall provide the following severance benefits to a Participant who experiences a Company Qualifying Termination: (A) Payment of an amount equal to the product of (i) the Non-CIC Multiplier for the Participant’s Participation Tier as set forth on Exhibit A, multiplied by (ii) the sum of (a) Participant’s annual base salary rate in effect on the date of such termination of employment and (b) the Participant’s aggregate annual target award opportunity for the year in which such termination of employment occurs under the Company’s Executive Officer Cash Profit Sharing program (or other primary short-term cash profit sharing or other substantially similar short-term cash incentive program in which the Participant then participates) (as in effect from time to time, the “Short-Term Incentive Plan”), payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the date of such termination of employment and ending on the last payroll date of the Company in the last month of the Non-CIC Period applicable to the Participant’s Participation Tier set forth on Exhibit A; provided, that the first such payment shall include all amounts that would have been paid to the Participant in accordance with the Company’s payroll practices if such payments had begun on the date of such termination of employment; (B) To the extent not already paid, payment of the Participant’s Short-Term Incentive Plan award payments for the year in which such termination of employment occurs, based on actual performance results for the applicable quarterly and full year periods and prorated based on the Participant’s employment termination date, payable in accordance with the terms of the Short-Term Incentive Plan; (C) Payment of all earned but unpaid base salary through the date of such termination of employment, payable by the next payroll date following such termination of employment (or at such time as is required by applicable law); (D) Payment of the Participant’s Short-Term Incentive Plan award payments for the most recently completed fiscal year if any payments have been earned by the Participant under the Short-Term Incentive Plan for such year but have not been paid, payable in accordance with the terms of the Short-Term Incentive Plan; and (E) The Participant, and the Participant’s eligible dependents, shall be entitled to continue to participate in the Company’s group medical plan in which the

Participant was participating immediately prior to such termination of employment, until the earliest of (i) the expiration of the Non-CIC Medical Plan Period applicable to the Participant’s Participation Tier set forth on Exhibit A, or (ii) the date on which the Participant becomes eligible to receive any medical benefits under any plan or program of any other employer (the “Non-CIC Benefit Continuation Period”), but only if the Participant makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month during the Non-CIC Benefit Continuation Period commencing with the first calendar month following such termination of employment. The Company shall reimburse the Participant for the portion of the premium that the Company would have paid for group medical coverage if the Participant had continued to be an employee of the Company (the “Non-CIC Reimbursement Payments”). Such Non-CIC Reimbursement Payments will be treated as taxable and shall be paid to the Participant, less applicable withholding taxes, on a monthly basis in each calendar month during the CIC Benefit Continuation Period commencing with the calendar month in which the Participant’s first premium payment is due. The period of coverage under such plan shall count against the medical plan’s obligation to provide continuation coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). 6. Qualifying Termination of Employment During the Change in Control Protection Period for Tier 1 and Tier 2 Participants. If, during the Change in Control Protection Period, a Tier 1 Participant or Tier 2 Participant experiences a Company Qualifying Termination or the Tier 1 Participant or Tier 2 Participant terminates employment with Simpson Manufacturing for Good Reason, then the Company shall, subject to Section 9 of this Plan, provide such Participant the following severance benefits instead of any benefits that may otherwise be owed to such Participant under Section 5 (with no duplication of such benefits between Section 6 and Section 5 of this Plan): (A) If the Change in Control is a Section 409A Change in Control, a lump sum payment payable on the 60th day following the date of such termination of employment, equal to the product of (i) the CIC Multiplier for Participant’s Participation Tier as set forth on Exhibit A, multiplied by (ii) the sum of (a) the greater of (x) the Participant’s annual base salary rate in effect immediately prior to the Change in Control or (y) the Participant’s annual base salary rate in effect on the date of such termination of employment (without regard to any reduction giving rise to Good Reason) and (b) the greater of (x) the Participant’s aggregate annual target award opportunity for the year in which the Change in Control occurs, as in effect immediately prior to the Change in Control, under the Short-Term Incentive Plan or (y) the Participant’s aggregate annual target award opportunity for the year in which such termination of employment occurs (without regard to any reduction giving rise to Good

Reason) under the Short-Term Incentive Plan (such aggregate amount, the “CIC Cash Severance Amount”); (B) If the Change in Control is not a Section 409A Change in Control, an amount equal to the CIC Cash Severance Amount, payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the date of such termination of employment and ending on the last payroll date of the Company in the last month of the CIC Period applicable to the Participant’s Participation Tier set forth on Exhibit A; provided, that the first such payment shall include all amounts that would have been paid to the Participant in accordance with the Company’s payroll practices if such payments had begun on the date of such termination of employment. (C) To the extent not already paid, payment of the Participant’s Short-Term Incentive Plan award payments for the year in which such termination of employment occurs, based on the Participant’s target award opportunity for the full year in which such termination of employment occurs and prorated based on the Participant’s employment termination date, payable in accordance with the terms of the Short-Term Incentive Plan; (D) Payment of all earned but unpaid base salary through the date of such termination of employment, payable by the next payroll date following such termination of employment (or at such time as is required by applicable law); (E) Payment of the Participant’s Short-Term Incentive Plan award payments for the most recently completed fiscal year if any payments have been earned by the Participant under the Short-Term Incentive Plan for such year but have not been paid, payable in accordance with the terms of the Short-Term Incentive Plan; provided, that in no event will the Company be permitted to exercise any negative discretion with respect to the amount of such Short-Term Incentive Plan payouts; and (F) The Participant, and the Participant’s eligible dependents, shall be entitled to continue to participate in the Company’s group medical plan in which the Participant was participating immediately prior to such termination of employment, until the earliest of (i) the expiration of the CIC Medical Plan Period applicable to the Participant’s Participation Tier set forth on Exhibit A, or (ii) the date on which the Participant becomes eligible to receive any medical benefits under any plan or program of any other employer (the “CIC Benefit Continuation Period”), but only if the Participant makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month during the CIC Benefit Continuation Period commencing with the first calendar month following such termination of employment. The Company shall reimburse the Participant for the portion of the premium that the Company would have paid for group medical coverage if the Participant had continued to be an employee of the Company (the “CIC Reimbursement Payments”). Such CIC Reimbursement Payments will be treated as taxable and shall be paid to the Participant, less applicable withholding taxes, on a monthly basis in each calendar month during the CIC Benefit Continuation Period commencing with the calendar month in which the Participant’s first premium payment is due. The period of coverage under such plan shall count against the medical plan’s obligation to provide continuation coverage pursuant to COBRA. To reiterate, and for the avoidance of doubt, Tier 1 Participants and Tier 2 Participants may receive severance benefits under Section 5 of this Plan only or under Section 6 of this Plan only, whichever is applicable, but not under both Sections 5 and 6 of this Plan. Tier 3 Participants are not eligible to receive any severance benefits under this Section 6 of this Plan. 7. Termination for Cause. If Simpson Manufacturing terminates a Participant’s employment with Cause, the Company shall pay to the Participant the Participant’s accrued but unpaid base salary through the date of such termination of employment, payable by the next normal payroll date following the date of such termination of employment (or at such time as is required by applicable law). 8. Other Termination of Employment; Participation in Benefits. If a Participant’s employment with Simpson Manufacturing is terminated (by the Participant or Simpson Manufacturing) other than as described in Sections 5, 6, and 7 of this Plan, the Company shall pay the Participant the Participant’s (A) accrued but unpaid base salary through the date of such termination of employment and (B) Short-Term Incentive Plan award payments for the most recently completed fiscal year if any payouts have been earned by the Participant under the Short-Term Incentive Plan for such year but have not been paid. The accrued salary shall be payable by the next normal payroll date following the date of such termination of employment (or at such time as is required by applicable law), and the Short-Term Incentive Plan award payments shall be payable in accordance with the terms of the Short-Term Incentive Plan. Except for the benefits to which the Participant is entitled pursuant to Sections 5, 6, 7, and 8 of this Plan, the Participant’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of such termination of employment and otherwise be governed by the terms of such plans, programs or arrangements, governing such benefits. 9. Release of Claims. Notwithstanding any provision herein to the contrary, the Company will have no obligation to make any payments or provide any benefits under this Plan that are not otherwise required to be paid or provided to a Participant pursuant to applicable law unless (A) within 60 days, or such shorter period as designated by the Company, following the date of termination of the Participant’s employment with Simpson Manufacturing, the Participant executes and delivers to the Company a waiver and release of claims agreement in the form prepared and presented by the Company from time to time (the

“Release”) and (B) any applicable revocation period for such Release has expired during such 60-day period without the Participant revoking such execution of such Release. 10. Non-Competition; Non-Solicitation; Trade Secrets and Confidential Information. (A) By participating in the Plan, each Participant acknowledges and agrees to the statements set forth in this Section 10(A) of this Plan. The Participant agrees that in the performance of the Participant’s duties to Simpson Manufacturing, the Participant shall be brought into frequent contact with existing and potential customers of Simpson Manufacturing throughout the world. The Participant also agrees that Trade Secrets and Confidential Information of Simpson Manufacturing, more fully described in Section 10(D) of this Plan, gained by the Participant during the Participant’s association with Simpson Manufacturing, have been developed by Simpson Manufacturing through substantial expenditures of time, effort and money and constitute valuable and unique property of Simpson Manufacturing. The Participant further understands and agrees that the foregoing makes it necessary for the protection of Simpson Manufacturing’s business that the Participant not compete with Simpson Manufacturing during the period of the Participant’s employment with Simpson Manufacturing and, subject to applicable law, as further provided in this Section 10 of this Plan. In consideration of the Participant’s participation in this Plan, the Participant shall comply with all obligations set forth in this Section 10 of this Plan. (B) While employed by Simpson Manufacturing, the Participant shall not compete with Simpson Manufacturing anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by Simpson Manufacturing, the Participant shall not: (i) enter into or engage in any business which competes with Simpson Manufacturing's business; (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, Simpson Manufacturing's business; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of Simpson Manufacturing or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with Simpson Manufacturing's business. A Participant shall be in violation of this Section 10(B) of this Plan if the Participant engages in any or all of the restricted activities set forth in the preceding paragraph directly as an individual on the Participant’s own account, or indirectly as a partner, member, manager, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Participant or the Participant’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 3% of the outstanding stock.

For purposes of this Section 10 of this Plan, Simpson Manufacturing shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the applicable Participant works or has worked, has or had responsibility or has or had access to Trade Secrets or Confidential Information. Further, at the Company’s election, and specifically considering the applicability of state law, each Participant who otherwise qualifies for and receives severance benefits under Section 5 or Section 6 of this Plan shall, as a condition precedent to such Participant’s entitlement to receive such severance benefits, execute and tender to the Company no later than 50 days after such Participant’s termination of employment with Simpson Manufacturing, an agreement, in a form and substance satisfactory to the Company, not to compete with Simpson Manufacturing for a period of time after such termination of employment equal in length to the Non-CIC Period applicable to the Participant’s Participation Tier set forth on Exhibit A (or, in the case of a Tier 1 Participant, 18 months). Notwithstanding anything herein to the contrary, any Participant who otherwise qualifies for and receives severance benefits under Section 5 or Section 6 of this Plan but who fails or refuses to execute and tender such an agreement not to compete, if the Company requests such an agreement, shall not be entitled to receive, as applicable, (x) such severance benefits under Sections 5(A), 5(B) and 5(E), or (y) such severance benefits under Sections 6(A), 6(B), 6(C) and 6(F), of this Plan. (C) The Participant will not use Confidential Information or Trade Secrets of Simpson Manufacturing to directly or indirectly, at any time during the period of the Participant’s employment or for a period of 24 months following any termination of the Participant’s employment, attempt to disrupt, damage, impair or interfere with Simpson Manufacturing’s business by raiding any of Simpson Manufacturing’s employees or soliciting any of them to resign from their employment with Simpson Manufacturing, or by disrupting the relationship between Simpson Manufacturing and any of its consultants, distributors, vendors, suppliers, agents or representatives. The Participant acknowledges that this covenant is necessary to protect Simpson Manufacturing’s Confidential Information and Trade Secrets and to enable Simpson Manufacturing to maintain a stable workforce and remain in business. (D) The Participant shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after the Participant’s employment with Simpson Manufacturing, disclose, furnish, disseminate, make available or, except in the course of performing the Participant’s duties of employment, use any Trade Secrets or Confidential Information of Simpson Manufacturing or its customers or vendors, without limitation as to when or how the Participant may have acquired such information. Such Confidential Information shall include, without limitation, Simpson Manufacturing’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, employee evaluation and employee performance information and other business information. The Participant specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Participant, and whether compiled by Simpson Manufacturing and/or the Participant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Simpson Manufacturing to maintain the secrecy of such information, that such information is the sole property of Simpson Manufacturing and that any retention and use of such information by the Participant during the Participant’s employment with Simpson Manufacturing (except in the course of performing the Participant’s duties and obligations to Simpson Manufacturing) or after the termination of the Participant’s employment shall constitute a misappropriation of Simpson Manufacturing’s Trade Secrets. (E) The U.S. Defend Trade Secrets Act of 2016 (the "DTSA") provides that an individual shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to the attorney of the individual and use the Trade Secret information in the court proceeding, if the individual files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order. (F) Nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. (G) The Participant acknowledges that the Participant’s obligations under this Section 10 of this Plan are reasonable in the context of the nature of Simpson Manufacturing’s business and the competitive injuries likely to be sustained by the Company if the Participant were to violate such obligations. The

Participant further acknowledges that this Section 10 of this Plan is made in consideration of, and is adequately supported by, the agreement of Simpson Manufacturing to perform its obligations under this Plan and by other consideration, which the Participant acknowledges constitutes good, valuable and sufficient consideration. If any one or more of the provisions contained in this Section 10 of this Plan shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Section 10 of this Plan shall remain in full force and effect. (H) Upon the Participant’s termination of employment, or at any other time as requested by the Company, the Participant will be required to surrender to the Company all correspondence, documents, supplies, files, equipment, checks, and all other materials and records of any kind that are the property of Simpson Manufacturing or any of its subsidiaries or affiliates that are in the possession or under control of the Participant. 11. Adjustment of Certain Payments and Benefits. Notwithstanding any provision of this Plan to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Participant or the Company, by a nationally recognized accounting firm or legal counsel selected by the Company. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 11 of this Plan shall not of itself limit or otherwise affect any other rights of the Participant under this Plan. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section 11 of this Plan, then the reduction will be made in accordance with Section 409A and will occur in the following order: (A) first, by reducing any cash payments with the last scheduled payment reduced first; (B) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Internal Revenue Code (the “280G Regulations”), with the highest value reduced first; (C) third, by reducing any equity- based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (D) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first. Such payments or benefits shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. 12. Code Section 409A. (A) To the extent applicable, it is intended that this Plan comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to a Participant. Consistent with that intent, and to the extent required under Section 409A of the Code, for benefits that are to be paid in connection with a termination of employment, “termination of employment” or any similar term shall be limited to such a termination that constitutes a “separation from service” under Section 409A of the Code. (B) Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, on the date of the Participant’s separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Participant upon the Participant’s termination of employment would constitute a “deferral of compensation” subject to Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Participant’s termination of employment, or (ii) the Participant’s death. For purposes of application of Section 409A of the Code, to the extent applicable, each payment made under this Plan shall be treated as a separate payment. (C) Notwithstanding any provision of this Plan to the contrary, to the extent any reimbursement or in-kind benefit provided under this Plan is nonqualified deferred compensation within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

13. Taxation Requirements. The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling. Notwithstanding any other provision of this Plan, the Company shall not be obligated to guarantee any particular tax result for a Participant with respect to any payment or benefit provided to the Participant hereunder, and the Participant shall be responsible for any taxes imposed on the Participant with respect to any such payment or benefit. 14. Notices. All notices, requests, demands, or other communications under this Plan shall be in writing and shall be deemed to be duly given by a Participant only if provided to the Company’s General Counsel, and shall be deemed to be duly given by the Company to the Participant only if provided by mail, email, mail or nationally or internationally recognized carrier to the Participant at the Participant’s address as shown in the Company’s records. 15. Top Hat Plan. This Plan constitutes a “top hat” plan maintained primarily for a group of management or highly compensated employees. 16. Non-Alienation of Benefits. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge collateralization, or attachment of any benefits under the Plan shall be valid or recognized by the Company. 17. Severability; Legal Fees. If any provision of this Plan shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions which shall remain in full force and effect. In the event of a dispute by the Company, a Participant or others as to the validity or enforceability of, or liability under, any provision of this Plan prior to a Change in Control, the Company shall reimburse the Participant for all reasonable legal fees and expenses incurred by the Participant if the Participant prevails on the merits in the dispute resolution process, and if the Participant does not so prevail, the Participant and the Company shall be responsible for their respective legal fees and expenses. In the event of any such dispute on or after a Change in Control, the Company shall reimburse the Participant for all reasonable legal fees and expenses incurred by the Participant regardless of the outcome thereof unless the finder of fact in such action determines that the Participant’s position was frivolous or maintained in bad faith. 18. Governing Law. To the extent not preempted by Federal law, this Plan and all disputes related to it shall be governed by Delaware law, without regard to conflict of law principles. 19. Amendments and Termination. (A) This Plan may be amended or terminated at any time by the Compensation Committee; provided, that no such amendment or termination may adversely affect any Participant without the Participant’s prior written consent unless the Company provides 12 months’ written notice of such amendment or termination to such adversely affected Participant.

(B) Notwithstanding the foregoing, if a Change in Control has occurred, this Plan may not be terminated or amended in any manner prior to the fifth business day following the second anniversary of the Change in Control without the prior written consent of the applicable Participant potentially affected thereby. 20. Miscellaneous Provisions. (A) No Set Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations under this Plan will not be affected by any set off, counterclaim, recoupment, defense, or other claim whatsoever that Simpson Manufacturing may have against a Participant, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence will not apply if the Participant’s employment is terminated by Simpson Manufacturing for Cause. The Participant will not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise. The amount of any payment provided for under this Plan will not be reduced by any compensation or benefits earned by the Participant as the result of employment by another employer or otherwise after the date of the Participant’s termination of employment with Simpson Manufacturing. Neither the provisions of this Plan nor the making of any payment provided for under this Plan, nor the termination of the Company’s obligations under this Plan, will reduce any amounts otherwise payable, or in any way diminish a Participant’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of Simpson Manufacturing, all of which will be governed by their respective terms. (B) Payments Are in Lieu of Severance Payments. If a Participant becomes entitled to receive payments under this Plan as a result of termination of the Participant’s employment with Simpson Manufacturing, those payments will be in lieu of any and all other claims or rights that the Participant may have against Simpson Manufacturing for severance, separation, and/or salary continuation pay upon termination of the Participant’s employment. (C) Assistance. During a Participant’s employment with Simpson Manufacturing and thereafter, the Participant will respond to reasonable requests for information regarding matters that may arise in Simpson Manufacturing’s business, provide reasonable assistance to Simpson Manufacturing in litigation and regulatory matters that relate to events that occurred during the Participant’s period of employment with Simpson Manufacturing and its predecessors, and provide reasonable assistance to Simpson Manufacturing with matters relating to its business or corporate history from the period of the Participant’s employment with it or its predecessors (including assisting with the transition of bank accounts and other administrative and transition matters). A Participant will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the termination of the Participant’s employment with Simpson Manufacturing. (D) Termination of Status as Director or Officer. Notwithstanding anything in this Plan to the contrary, unless otherwise agreed to by the Company and a Participant prior to the termination of the Participant’s employment with Simpson Manufacturing, a Participant shall be deemed to have automatically resigned from all directorships and offices with Simpson Manufacturing and its affiliates (including joint ventures), as of the date of the termination of the Participant’s employment with Simpson Manufacturing. (E) Interpretation. The language in all parts of this Plan shall in all cases be construed according to its fair meaning, and not strictly for or against Simpson Manufacturing or a Participant. In this Plan, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another. (F) Non-Waiver of Rights and Breaches. No failure or delay of the Company or a Participant in the exercise of any right given to the Company or the Participant under this Plan shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by the Company or the Participant of any default of the Company or the Participant, as applicable, shall not be deemed to be a waiver of any subsequent default or other default by the Company or the Participant, as applicable. (G) Successors and Assigns. The rights and obligations of the Company under this Plan will inure to the benefit of, and will be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Participant under this Plan will inure to the benefit of, and will be binding upon, the Participant and the Participant’s heirs, personal representatives, and assigns. (H) Clawback Provisions. Compensation and benefits provided under this Plan are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (as applicable) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded)

(the “Compensation Recovery Policy”), and applicable sections of this Plan or any relevant documents ancillary to this Plan shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting participation in this Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code. 21. Effective Date. The Plan is established and effective as of May 1, 2024. 22. Certain Definitions. For purposes of this Plan, the following terms shall have the respective meanings set forth below: (A) “Cause” means: (i) A Participant’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which Simpson Manufacturing or its subsidiaries conducts business; (ii) A Participant’s willful misconduct in the performance of the Participant’s duties to Simpson Manufacturing or its subsidiaries; (iii) A Participant’s willful failure or refusal to follow directions of the Board (or direct reporting executive); or (iv) A Participant’s breach of fiduciary duty to Simpson Manufacturing for personal profit. Any failure by the Company or a subsidiary to notify a Participant after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrence of such event (or similar event) from constituting Cause. Notwithstanding the foregoing, no termination of a Participant’s employment shall qualify as a termination for Cause unless (a) the Company notifies the Participant in writing of Simpson Manufacturing’s intention to terminate the Participant’s employment for Cause, and (b) if capable of being cured, the Participant fails to cure such occurrence or event within 30 days after receipt of such notice from the Company. (B) A “Change in Control” shall be deemed to have occurred upon the first of the following events to occur: (i) the consummation of a consolidation or merger of the Company in which the Company is not the surviving corporation; (ii) the consummation of a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding such reverse merger are converted by virtue of such reverse merger into other property, whether securities, cash or otherwise; or (iii) the approval by the stockholders of the Company of a plan or proposal for the dissolution and liquidation of the Company; provided, that a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the Common Stock immediately before such transaction or transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately thereafter. (C) “Change in Control Protection Period” means the 24-month period following a Change in Control. (D) “CIC Medical Plan Period” means the period of time that begins on the date of a Participant’s termination of employment and equals the number of months set forth on Exhibit A that applies to the Participant’s Participation Tier in respect of a termination of the Participant’s employment under Section 6 of this Plan. (E) “CIC Multiplier” means the multiplier set forth on Exhibit A that applies to the Participant’s Participation Tier in respect of a termination of the Participant’s employment under Section 6 of this Plan. (F) “CIC Period” means the period of time that begins on the date of a Participant’s termination of employment and equals the number of months set forth on Exhibit A that applies to the Participant’s Participation Tier in respect of a termination of the Participant’s employment under Section 6 of this Plan. (G) “Code” means the Internal Revenue Code of 1986, as amended. (H) “Common Stock” means the common stock, par value $0.01 per share, of the Company. (I) A “Company Qualifying Termination” means Simpson Manufacturing’s termination of the Participant’s employment with Simpson Manufacturing for any reason other than (i) Cause, (ii) Disability, or (iii) death.

(J) “Confidential Information” means (i) business opportunities; (ii) data and compilations of data relating to Simpson Manufacturing’s business; (iii) compilations of information about, and communications and agreements with, customers and potential customers of Simpson Manufacturing, including customer and pricing lists; (iv) intellectual property, including computer software, hardware, network and internet technology utilized, modified or enhanced by Simpson Manufacturing or by the Participant in furtherance of the Participant’s duties with Simpson Manufacturing; (v) compilations of data concerning Simpson Manufacturing products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (vi) compilations of information about Simpson Manufacturing’s executives and independent contracting consultants; (vii) Simpson Manufacturing’s financial information, including, without limitation, projections, amounts charged to customers and amounts charged to Simpson Manufacturing by its vendors, suppliers, and service providers; (viii) proposals submitted to Simpson Manufacturing’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (ix) Simpson Manufacturing’s marketing strategies and compilations of marketing data; (x) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to Simpson Manufacturing and other sources of technology, products, services or components used in Simpson Manufacturing’s business; (xi) any information concerning services requested and services performed on behalf of customers of Simpson Manufacturing, including planned products or services; (xii) Simpson Manufacturing’s research and development records and data; and (xiii) personnel data learned in the course of performing the Participant’s duties to Simpson Manufacturing. “Confidential Information” also includes any summary, extract or analysis of such information together with information that has been received or disclosed to Simpson Manufacturing by any third party as to which Simpson Manufacturing has an obligation to treat as confidential. “Confidential Information” shall not include: (x) information generally available to the public other than as a result of improper disclosure by the Participant; (y) information that becomes available to the Participant from a source other than Simpson Manufacturing (provided the Participant has no reason to believe that such information was obtained from a source in breach of a duty to Simpson Manufacturing); and/or (z) information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process and not otherwise protected from disclosure by a confidentiality arrangement, a protective order or submission to a court, regulatory agency or other legal tribunal under seal or other customary confidentiality process or practice. (K) “Disability” means (i) a Participant is unable to engage in any substantial activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (ii) if due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Participant has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by Simpson Manufacturing. (L) “Good Reason” means: (i) A material diminution in the Participant’s duties or responsibilities; (ii) A material reduction in the Participant’s base salary or bonus opportunity provided to the Participant by the Company; or (iii) A material breach by the Company of any of its obligations under this Plan or a material agreement between the Company and the Participant. The Participant must notify the Company of the Participant’s intention to invoke termination for Good Reason within 90 days after the Participant has knowledge of such event and provide the Company 30 days’ opportunity for cure, or such event shall not constitute Good Reason. The Participant may not invoke termination for Good Reason if Cause exists at the time of such termination. (M) “Non-CIC Medical Plan Period” means the period of time that begins on the date of a Participant’s termination of employment and equals the number of months set forth on Exhibit A that applies to the Participant’s Participation Tier in respect of a termination of the Participant’s employment under Section 5 of this Plan. (N) “Non-CIC Multiplier” means the multiplier set forth on Exhibit A that applies to the Participant’s Participation Tier in respect of a termination of Participant’s employment under Section 5 of this Plan. (O) “Non-CIC Period” means the period of time that begins on the date of a Participant’s termination of employment and equals the number of months set forth on Exhibit A that applies to the Participant’s Participation Tier in respect of a termination of the Participant’s employment under Section 5 of this Plan. (P) A “Section 409A Change in Control” means a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code. (Q) “Trade Secrets” means any information or thing that constitutes a trade secret under any applicable law, including, without limitation, a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. 23. Administration; Claims Procedure. The Committee shall have absolute discretion to administer the Plan, including but not limited to questions of construction, interpretation and eligibility under the Plan. Claims for benefits under the Plan shall be processed in accordance with the procedures set forth below. (A) For purposes of this Section 23, “Committee” shall mean (i) with respect to matters regarding Tier 1 Participants or Tier 2 Participants, the Compensation Committee, and (ii) with respect to matters regarding all other Participants, a management committee determined by the Compensation Committee (or, in either case, to the extent permitted by applicable law and stock exchange requirements, its delegate, as applicable). Company management may assist the Compensation Committee in carrying out these procedures, as applicable. The Committee has the exclusive right to determine eligibility for benefits under the Plan and to deny or grant a claim, in whole or in part. All claim determinations shall be made by the Committee in a uniform and nondiscriminatory manner in accordance with the Plan provisions. The Committee’s decision on a claim for benefits is final and binding on all persons. (B) Any Participant or the Participant’s authorized representative who believes the Participant may be eligible for benefits under this Plan may file a claim for benefits to which the claimant believes he or she is entitled. Claims under this Plan must be made in writing and delivered to the Committee, in person or by mail, postage prepaid. When a claim has been properly filed, the Committee shall, within 90 days after receipt of such claim, send to the claimant notice of the grant or denial, in whole or in part, of such claim unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial period. If such extension is necessary, the claimant will be given notice to this effect prior to the expiration of the initial 90-day period. Any notice of extension shall set forth the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits. (C) The Committee will provide the claimant with written notice in which the claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the notice shall contain: (i) the specific reasons for the denial; (ii) references to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure, the time limits applicable under the procedures, and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (if applicable) following an adverse benefit determination on appeal. (D) If a claim is denied, in whole or in part, the claimant shall have the right to request that the Committee review the denial, provided that the claimant files a written request for review with the Committee no later than 60 days after the date on which the claimant received written notification of the denial. The request for a review shall be in writing and shall be addressed to the Committee at the Company’s principal office. The request for review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters which the claimant deems pertinent. The Committee may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The claimant must be provided, upon request and free of charge, reasonable access to and copies of any and all records, documents or information on which the Committee based its determination (the “Relevant Records”). (E) The Committee will provide the claimant with written notification of the benefit determination on review within 60 days after a request for review is received, unless special circumstances require an extension of time for processing the review, in which case the Committee shall give the claimant written notification within the initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed). If the Committee denies the claim on review, in whole or in part, the notification will set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the Plan provisions on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Relevant Records; and (iv) a description of the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (if applicable) following the denial on appeal.

Exhibit A Tier Level Participation Tier 1 Participants Tier 2 Participants Tier 3 Participants Chief Executive Officer Chief Financial Officer Chief Technology Officer Executive Vice Presidents Senior Vice Presidents Vice Presidents Termination Multipliers and Periods Partici- pation Tier Non-CIC Multiplier Non-CIC Period Non-CIC Medical Plan Period CIC Multiplier CIC Period CIC Medical Plan Period 1 2.0 24 months 18 months 2.5 30 months 24 months 2 1.0 12 months 12 months 2.0 24 months 24 months Participation Tier Non-CIC Multiplier Non-CIC Period Non-CIC Medical Plan Period 3 (if less than 5 years of service*) 0.50 6 months 12 months 3 (if 5 or more years of service*) 0.75 9 months 12 months  “Years of service” will be measured as of the Participant’s applicable employment termination date and include the Participant’s years of continuous employment with Simpson Manufacturing starting from the Participant’s most recent date of hire.

Exhibit B Acknowledgement The undersigned acknowledges and agrees that: (1) he or she has been designated as a Participant under the Simpson Manufacturing Co., Inc. Executive Severance Plan (the “Plan”); (2) any payment, rights or benefits to which the undersigned may become eligible for under such Plan are subject to all of the terms and conditions of the Plan; (3) he or she consents to be bound by the terms of the Plan, including its clawback provisions (and consents to fully cooperate with Simpson Manufacturing Co., Inc. and its subsidiaries and affiliates (“Simpson Manufacturing”) in connection with any of the undersigned’s obligations pursuant to the Plan); and (4) this acknowledgement and the Plan constitute the entire agreement between Simpson Manufacturing and the undersigned regarding the subject matter hereof and thereof. PARTICIPANT: ___________________________________ Name: _____________________________ Title: ______________________________ Date: ______________________________